EXHIBIT 5




                                  June 1, 1998


Board of Directors
Regent Assisted Living, Inc.
121 SW Morrison Street, Suite 1000
Portland, OR  97204

     We have acted as counsel for Regent Assisted Living, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the sale of up to 1,400,000 shares of Common Stock (the "Shares") of the Company by the holders thereof (the "Selling Shareholders"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

     2. The Shares have been duly authorized by the Company and, when issued in accordance with the resolutions adopted by the Board of Directors of the Company and the terms of the Convertible Notes Purchase Agreements dated March 31, 1998 between the Company and each of the Selling Shareholders, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this option as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       STOEL RIVES LLP